Exhibit 3.2

CERTIFICATE OF INCORPORATION

OF

KINGSWAY FINANCIAL SERVICES INC.

ARTICLE I

NAME

The name of the Corporation is KINGSWAY FINANCIAL SERVICES INC.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of Newcastle, 19801-1120. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is [    ], which shall be divided into two classes as follows:

[    ] shares of common stock, par value $0.01 per share (“Common Stock”); and

[    ] shares of preferred stock, par value $0.01 per share (“Preferred Stock”) of which 222,876 shares shall be designated as Class A Preferred Stock, Series 1, par value $0.01 per share (“Class A Preferred”).

Upon the effectiveness of the Certificate of Corporate Domestication of Kingsway Financial Services Inc., a corporation organized under the laws of Ontario, Canada (“Kingsway Ontario”), and this Certificate of Incorporation (the “Effective Time”), (i) each Common Share, no par value, of Kingsway Ontario issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of Common Stock, without any action required on the part of the Corporation or the holders thereof, and (ii) each Class A Preferred Shares, Series 1 no par value, of Kingsway Ontario issued and outstanding immediately prior to the Effective Time will for all purposes be deemed to be one issued and outstanding, fully paid and nonassessable share of

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Class A Preferred, without any action required on the part of the Corporation or the holders thereof. Any stock certificate that, immediately prior to the Effective Time, represented Common Shares or Class A Preferred Shares, Series 1 of Kingsway Ontario will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of the Common Stock or Class A Preferred, as applicable.

A. Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by this Article IV, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by the DGCL, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. There shall be no cumulative voting. Each share of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

B. Preferred Stock. Subject to the provisions of this Certificate of Incorporation, the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers (if any), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.

C. Class A Preferred. The Class A Preferred shall have the rights, terms and obligations set forth on Exhibit A hereto.

D. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any

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successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

ARTICLE V

BOARD OF DIRECTORS

A. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article V relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

C. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director elected or appointed to fill a vacancy or newly created directorship shall hold office until the annual meeting at which her or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors, voting separately as a series or together with one or more series, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series and the certificate of designation relating to such series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

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F. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

G. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) indemnify and hold harmless any and all current or former directors and officers of the Corporation from and against any and all of the expenses, liabilities or losses reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Bylaws may provide that the Corporation shall indemnify any current or former director or officer in connection with a

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proceeding (or a part thereof) initiated by such director or officer only if such proceeding (or part thereof) was authorized by the Board of Directors. The Corporation shall, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than such law permitted the Corporation to provide prior to such amendment), have the power to advance expenses to any and all current or former directors and officers of the Corporation and to provide indemnification or advance expenses to any and all current or former employees and agents of the Corporation or other Persons.

C. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-laws of the Corporation, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

D. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CORPORATE OPPORTUNITIES

A. To the fullest extent permitted by law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, a Specified Opportunity except as may be otherwise agreed in writing between the Corporation and a Covered Person. A “Specified Opportunity” is any matter, transaction, interest or business or investment opportunity that is presented to, or acquired, created or developed by, or which otherwise comes into the knowledge or possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction, interest or business or investment opportunity is presented to, or acquired, created or developed by, or otherwise comes into the knowledge or possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation; provided, that the Board may, by Board action and effective following such Board action, exclude any matter, transaction, interest or business or investment opportunity (or category thereof) from the definition of Specified Opportunity.

B. Without limiting the foregoing, the Corporation and its subsidiaries shall have no interest or expectancy in, nor right to be informed of, any Specified Opportunity, and in the event that any Covered Person acquires knowledge of a potential transaction or matter which may be a Specified Opportunity, such Covered Person shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such Specified Opportunity to the Corporation or any of its subsidiaries and shall not, to the fullest extent permitted by law, be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary duty as a director of the Corporation or any of its subsidiaries solely by reason of the fact that such Covered Person acquires or seeks such Specified Opportunity for himself or herself, directs

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such Specified Opportunity to another individual, partnership, joint venture, corporation, association, limited liability company, trust, unincorporated organization or entity, or otherwise does not communicate information regarding such Specified Opportunity to the Corporation or its subsidiaries, and the Corporation and its subsidiaries, to the fullest extent permitted by law, waive and renounce any claim that such Specified Opportunity constituted a corporate opportunity that should have been presented to the Corporation or its subsidiaries.

C. No amendment or repeal of this Article VIII in accordance with the provisions of Article IX shall apply to or have any effect on the liability or alleged liability of any Covered Person for or with respect to any activities or opportunities of which such Covered Person becomes aware or otherwise relies on the protection afforded to such Covered Person prior to such amendment or repeal. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of a [majority in voting power of all the then-outstanding shares of stock] of the Corporation entitled to vote thereon, voting together as a single class.

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the DGCL or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of [at least two-thirds of the voting power of all the then-outstanding shares of stock] of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE X

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable)

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shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF,                     has caused this Certificate of Incorporation to be executed by its duly authorized officer on this            day of                     , 2018.

KINGSWAY FINANCIAL SERVICES INC.

By:
Name:
Title:

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EXHIBIT A

KINGSWAY FINANCIAL SERVICES INC.

CLASS A PREFERRED STOCK, SERIES 1

RIGHTS, PRIVILEGES RESTRICTIONS AND CONDITIONS

1.	Designation and Number.

1.1

The first series of Class A Preferred Stock shall consist of two hundred twenty-two thousand eight hundred seventy six (222,876) shares of Class A Preferred Stock, which shares shall be designated as Class A Preferred Stock, Series 1 (the “Series 1 Shares”), and which, in addition to the rights, privileges, restrictions and conditions attached to the Class A Preferred Stock as a class, shall have attached thereto the following rights, privileges, restrictions and conditions.

1.2	The Corporation shall not issue any other preferred shares that rank pari passu or senior to the Series 1 Shares while any Series 1 Shares remain outstanding.

2.	Definitions and Interpretation.

2.1	Definitions. Where used herein, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

(a)

“board of directors” or “directors” means the board of directors of the Corporation or, if duly constituted and empowered, the executive or any other committee of the board of directors of the Corporation for the time being, and reference without further elaboration to action by the directors means either action by the directors of the Corporation as a board or action by any such committee;

(b)

“business day” means a day other than a Saturday, a Sunday or any other day that is treated as a holiday for the purpose of legislation in Canada or the United States or in the municipality in which the registered office of the Corporation is located;

(c)

“certificate of the Corporation” means a written certificate of the Corporation signed on behalf of the Corporation by any two of the officers or directors of the Corporation having knowledge of the matters therein affirmed;

(ee	“Common Stock” means the common stock which the Corporation is authorized to issue;

(e)	“Conversion Basis” means 6.25 shares of Common Stock for each Series 1 Share converted, subject to adjustment as provided herein;

(f)	“Corporation” means Kingsway Financial Services Inc.;

(g)

“Current Market Price” means the average closing price for at least one board lot sale of the Common Stock on The New York Stock Exchange for the 30 consecutive Trading Days commencing 45 Trading Days before the date for determining the Current Market Price or, if the Common Stock is not listed or quoted on any stock exchange or over-the-counter market, such price as may be determined by the directors of the Corporation after consideration of an independent third party valuation of the Common Stock;

(h)	“DGCL” means the Delaware General Corporation Law, as amended from time to time.

(i)	“Dividend Payment Date” means the first day of each of January, April, July and October in each year;

(j)	“Dividend Quarter” means the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date;

(k)	“holder” means a person or, in the case of joint holders, the persons, recorded on the securities register of the Corporation as being the registered holder or holders of one or more Series 1 Shares;

(l)

“Issue Date” means the date of first issue of the Series 1 Shares (which for purposes hereof includes the issuance of Series 1 Shares by the Corporation prior to its domestication under Section 388 of the DGCL);

(m)	“Mandatory Redemption Date” means April 1, 2021;

(n)

“ranking as to the return of capital” means ranking with respect to the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, whether voluntary or involuntary; and ranking as to the payment of dividends means ranking with respect to the payment of dividends by the Corporation on its shares; for greater certainty, references herein to “ranking on a parity with” do not mean or include “ranking prior to”; and

(o)

Trading Day means any day on which the New York Exchange is open for trading, provided that if the Common Stock is not listed on the New York Stock Exchange on any day which is intended to be a Trading Day for the purposes hereof, “Trading Day” shall mean any day that any other stock exchange or over-the-counter market on which the Common Stock is listed or quoted, as shall be specified for such purpose by the directors, is open for trading and any reference to price on the New York Stock Exchange shall be deemed to mean price on such other exchange or over-the-counter market.

2.2

Business Day. In the event the date on which or by which any action is required to be taken by the Corporation or any holder of Series 1 Shares is not a business day, then such action shall be required or permitted to be taken on or by the next succeeding date that is a business day.

2.3	Notice.

(a)

Notice. Any notice (which term includes any communication or document) required or permitted to be given, sent, delivered or otherwise served to or upon a holder of Series 1 Shares pursuant to these share provisions shall, unless some other means is specifically required, be sufficiently given, sent, delivered or otherwise served if given, sent, delivered or served by prepaid mail and shall be deemed to be given, sent, delivered, served and received, if sent by prepaid mail, on the date of mailing thereof.

(b)

Postal Disruption. If there exists any actual or apprehended disruption of mail services in Canada or the United States in which there are holders of Series 1 Shares whose addresses appear on the books of the Corporation to be in such jurisdiction, notice may (but need not) be given to the holders in such respective jurisdictions by means of publication once in each of two successive weeks in a newspaper of general circulation published in the cities of Toronto or Chicago, as applicable. Notice given by publication shall be deemed for all purposes to be proper notice and to have been given on the day on which the first publication is completed in the city in which notice is published.

(c)

Accidental Omission. Accidental failure or omission to give notice to one or more holders of Series 1 Shares in any circumstance where notice is required to be given hereunder shall not affect the validity of the action, event or circumstance so concerned, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and shall have the same force and effect as if given in due time.

(d)

Delaware Law. These share provisions shall be governed by and are subject to the applicable provisions of the DGCL and all other laws binding upon the Corporation and, except as otherwise expressly provided herein, all terms used herein which are defined in the DGCL shall have the respective meanings ascribed thereto in the DGCL.

3.	Conversion Privilege.

3.1

Right to Convert. The holders of Series 1 Shares shall have the right (the “Conversion Right”), exercisable at any time, to convert all or any part of their Series 1 Shares into Common Stock at the Conversion Basis.

3.2

Exercise of Conversion Right. Any holder of Series 1 Shares desiring to exercise the Conversion Right shall complete the conversion panel, if any, on the reverse of the certificate or certificates representing the Series 1 Shares which such holder desires to convert (or such other document as may be provided by or on behalf of the Corporation for such purpose), specifying the number of Series 1 Shares to be converted, and shall present and surrender to the Corporation at its registered office the certificate or certificates representing the Series 1 Shares to be converted, naming the persons in whose name the shares of Common Stock are to be registered, and stating the number of shares of Common Stock to be issued to each. If any of the Common Stock is to be issued to persons other than the holder of such Series 1 Shares, all other conditions precedent to the Corporation’s duty to register a transfer of shares shall also be satisfied. On the date of such delivery and if such conditions are satisfied, each person in whose name the Common Stock is to be issued as designated in the notice shall be deemed for all purposes the holder of fully paid Common Stock in the number designated in such notice (not exceeding in aggregate as among such persons the total number of shares of Common Stock resulting from the conversion) and such persons shall be entitled to delivery by the Corporation of certificates representing their Common Stock promptly after such date. If less than all of the Series 1 Shares represented by any certificate are converted, the Corporation shall issue a new certificate for the balance without charge.

3.3

No Adjustment for Accrued Dividends. Upon the conversion of any Series 1 Shares into Common Stock there shall be no payment by the Corporation on account of any dividends accrued but unpaid on the Series 1 Shares.

3.4	Adjustment of Conversion Basis. The Conversion Basis shall be subject to adjustment from time-to-time in accordance with the following provisions:

(a)	Stock Dividends, Subdivisions and Consolidations by Corporation. If the Corporation shall:

(i)	issue Common Stock or securities exchangeable for or convertible into Common Stock without further payment pursuant to a stock dividend to all or substantially all of the holders of Common Stock;

(ii)	make a distribution on its issued and outstanding Common Stock payable in Common Stock or securities exchangeable for or convertible into Common Stock without further payment;

(iii)	subdivide its issued and outstanding Common Stock into a greater number of shares of Common Stock; or

(iv)	consolidate its issued and outstanding Common Stock into a smaller number of shares of Common Stock;

(any such event being called a “Common Share Reorganization”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purposes of the Common Share Reorganization to the Conversion Basis determined by multiplying the Conversion Basis then in effect by the fraction, the numerator of which shall be the number of shares of Common Stock which will be issued and outstanding after the completion of such Common Share Reorganization, including in the case where securities exchangeable for or convertible into Common Stock are distributed, the number of shares of Common Stock that would be issued and outstanding had all of such securities been exchanged for or converted into Common Stock on such record date and the denominator of which shall be the number of shares of Common Stock issued and outstanding on such record date.

(b)

Rights Offerings by Corporation. If the Corporation shall distribute rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per share of Common Stock or at an exchange or conversion value per Common Share in the case of securities exchangeable for or convertible into Common Stock equal to or less than 90% of the Current Market Price for the Common Stock determined as of the record date for such distribution, to all or substantially all of the holders of Common Stock (any such event being called a “Rights Offering”), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which holders of Common Stock are determined for purposes of the Rights Offering to the Conversion Basis determined by multiplying:

(i)	the Conversion Basis in effect on such record date by;

(ii)	the fraction:

(A)	the numerator of which shall be the aggregate of:

(1)	the number of shares of Common Stock issued and outstanding on such record date, and

(2)

the number of shares of Common Stock offered pursuant to the Rights Offering or the maximum number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, as the case may be, and

(B)	the denominator of which shall be the aggregate of:

(1)	the number of shares of Common Stock issued and outstanding on such record date, and

(2)	the number determined by dividing either:

(I)	the product of:

a.	the number of shares of Common Stock so offered, and

b.	the price at which each one of such shares of Common Stock is offered, or

(II)	the product of:

a.	the maximum number of shares of Common Stock for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, and

b.	the exchange or conversion value of each one of such securities so offered,

as the case may be, by the Current Market Price for the Common Stock determined as of such record date. To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the Conversion Basis shall be re adjusted effective immediately after such expiry date to the Conversion Basis which would then have been in effect based upon the number of shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock actually issued on the exercise of such options, rights or warrants.

(c)	Special Distributions by Corporation. If the Corporation shall distribute to all or substantially all of the holders of Common Stock:

(i)	shares of any class other than Common Stock;

(ii)

rights, options or warrants, other than rights, options or warrants referred to in paragraph 3.4(b) hereof and other than rights, options or warrants exercisable within a period of 45 days after the record date for such distribution to subscribe for or purchase Common Stock or securities exchangeable for or convertible into Common Stock at a price per Common Share or at an exchange or conversion value per Common Share greater than 90% of the Current Market Price for the Common Stock determined as of the record date for such distribution;

(iii)	evidences of indebtedness; or

(iv)

any other assets, excluding Common Stock issued by way of stock dividends and cash dividends paid out of earnings including the value of any shares or other property distributed in lieu of such cash dividends at the option of shareholders; and

such issue or distribution does not constitute a Common Share Reorganization or a Rights Offering (any such event being called a Special Distribution), the Conversion Basis then in effect shall be adjusted effective immediately after the record date on which the holders of Common Stock are determined for the purpose of the Special Distribution to the Conversion Basis determined by multiplying the Conversion Basis in effect on the record date of the Special Distribution by:

(v)	the fraction:

(A)

the numerator of which shall be the number of shares of Common Stock issued and outstanding on such record date multiplied by the Current Market Price for the Common Stock determined as of such record date, and

(B)	the denominator of which shall be the difference between:

(1)	the product of:

(I)	the number of shares of Common Stock issued and outstanding on such record date, and

(II)	the Current Market Price for the Common Stock determined as of such record date, and

(2)

the fair value, as determined by the directors of the Corporation, whose determination shall be conclusive, to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution.

(d)

Other Reorganizations by Corporation. If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this subsection 3.4 or a consolidation, merger or amalgamation of the Corporation with or into another body corporate (any such event being called a “Capital Reorganization”), any holder of Series 1 Shares who exercises the Conversion Right after the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, such holder had been the registered holder of the number of shares of Common Stock to which such holder was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (a), (b) and (c) of this subsection 3.4; provided that no such Capital Reorganization shall be made effective unless all necessary steps shall have been taken so that the holders of Series 1 Shares shall thereafter be entitled to receive such number of such shares or other securities of the Corporation or of the body corporate resulting from the Capital Reorganization.

(e)

Reclassification by Corporation. If the Corporation shall reclassify the issued and outstanding Common Stock (such event being called a Reclassification), the Conversion Basis shall be adjusted effective immediately after the record date of such Reclassification so that holders of Series 1 Shares who exercise the Conversion Right thereafter shall be entitled to receive the shares that such holders would have received had such Series 1 Shares been converted immediately prior to such record date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in paragraphs (a), (b) and (c) of this subsection 3.4.

(f)	Adjustment Rules. The following rules and procedures shall be applicable to adjustments of the Conversion Basis made pursuant to this subsection 3.4:

(i)

No adjustment in the Conversion Basis shall be made in respect of any event described in this subsection 3.4 if the holders of the Series 1 Shares are entitled to participate in such event on the same terms mutatis mutandis as if such holders had converted their Series 1 Shares prior to or on the effective date or record date of such event.

(ii)

No adjustment in the Conversion Basis shall be made pursuant to this subsection 3.4 in respect of the issue from time-to-time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock or securities exchangeable for or convertible into Common Stock in lieu of receiving cash dividends, and any such issue shall be deemed not to be a Common Share Reorganization.

(iii)

No adjustment in the Conversion Basis shall be made if such adjustment would result in a decrease below the applicable unadjusted Conversion Basis other than in respect of a consolidation of the issued and outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(iv)

Forthwith after any adjustment in the Conversion Basis pursuant to this subsection 3.4 the Corporation shall file with the transfer agent for the Common Stock a certificate of the Corporation certifying as to the particulars of such adjustment and, in reasonable detail, the event requiring and the manner of determining such adjustment. The Corporation shall also at such time give written notice to the holders of Series 1 Shares of the Conversion Basis following such adjustment.

(g)

Disputes. If any question arises with respect to the number of shares of Common Stock to be issued on any exercise of the Conversion Right, it shall be conclusively determined by the auditors of the Corporation or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the directors of the Corporation and such determination shall bind the Corporation and all shareholders of the Corporation.

(h)

No Fractions. In any case where a fraction of a share of Common Stock would otherwise be issuable on the conversion of one or more Series 1 Shares, the number of shares of Common Stock to be issued to a holder on conversion of Series 1 Shares into Common Stock shall be rounded down to the nearest whole number of shares of Common Stock so that no fractional shares are issuable.

4.	Dividends.

4.1

Payment of Dividends. The holders of Series 1 Shares shall, in priority to the Common Stock and the shares of any other class or series ranking junior to the Series 1 Shares, be entitled to receive, and the Corporation shall pay thereon, as and when declared by the directors of the Corporation, out of monies of the Corporation properly applicable to the payment of dividends, fixed, cumulative, preferential cash dividends at an annual rate of US$1.25 per Series 1 Share per annum, payable in equal quarterly installments on each Dividend Payment Date. Dividends on outstanding Series 1 Shares shall accrue from day to day from the Issue Date with the initial dividend to be determined in accordance with subsection 4.2. In the event that the Corporation has not paid dividends to the holders of the Series 1 Shares for a period greater than 30 consecutive months, the fixed, cumulative, preferential cash dividend payable will then increase to an annual rate of US$1.875 per Series 1 Share per annum, payable in equal quarterly installments on each Dividend Payment Date on a prospective basis. The holders of Series 1 Shares shall not be entitled to any dividends other than or in excess of the fixed, cumulative, preferential cash dividends provided for herein. Additionally, a holder of Series 1 Shares shall not be entitled to receive a dividend on any Series 1 Shares in respect of which a notice of conversion has been delivered under subsection 3.2 if the notice is delivered prior to the date for payment of such dividend (unless the conversion right was exercised following receipt of a notice of redemption in which case such holder will be entitled to such dividends).

4.2	Dividends for a Partial Quarter. The amount of the dividend or amount calculated by reference to the dividend for any period which is less than a Dividend Quarter with respect to any Series 1 Share:

(a)	for the period from the Issue Date to the first Dividend Payment Date;

(b)	which is redeemed or purchased during such Dividend Quarter; or

(c)	where assets of the Corporations are distributed to the holders of Series 1 Shares pursuant to section 8.1 hereof during such Dividend Quarter;

shall be equal to the amount (rounded to the nearest 1/10th of one cent) calculated by multiplying US$0.3125 (or US$0.46875 in the event that the fixed, cumulative, preferential cash dividend payable has increased in accordance with section 4.1) by a fraction of which the numerator is the number of days in such Dividend Quarter that such Series 1 Share has been outstanding (excluding the Dividend Payment Date at the beginning of such Dividend Quarter if such Series 1 Share was outstanding on that date and including the date of redemption, purchase or distribution or the Dividend Payment Date at the end of such Dividend Quarter if such Series 1 Share was outstanding on that date) and the denominator is the number of days in such Dividend Quarter (excluding the Dividend Payment Date at the beginning thereof and including the Dividend Payment Date at the end thereof).

4.3

Payment Procedure. The Corporation shall pay the dividends on the Series 1 Shares (less any tax required to be deducted or withheld by the Corporation) by electronic funds transfer or by check(s) drawn on a chartered bank or trust company and payable in lawful money of the United States at any branch of such bank or trust company in Canada or the United States, or in such other manner, not contrary to applicable law, as the Corporation shall reasonably determine. The delivery or mailing of any check to a holder of Series 1 Shares (in the manner provided for in subsection 2.3) or the electronic transfer of funds to an account specified by such holder shall be a full and complete discharge of the Corporation’s obligation to pay the dividends to such holder to the extent of the sum represented thereby (plus the amount of any tax required to be and in fact deducted and withheld by the Corporation from the related dividends as aforesaid and remitted to the proper taxing authority), unless such check is not honored when presented for payment. Subject to applicable law, dividends which are represented by a check which has not been presented to the Corporation’s bankers for payment or that otherwise remain unclaimed for a period of six years from the date on which they were declared to be payable may be reclaimed and used by the Corporation for its own purposes.

4.4

Cumulative Payment of Dividends. If on any Dividend Payment Date the dividends accrued to such date are not paid in full on all of the Series 1 Shares then outstanding, such dividend, or the unpaid part thereof, shall be paid on a subsequent date or dates determined by the directors on which the Corporation shall have sufficient monies properly applicable to the payment of such dividends.

5.	Redemption.

5.1

Early Redemption. Subject to the provisions of the DGCL, these articles and the provisions of this section 5.1 and of section 7.1 hereof, the Corporation may, any time after the date that is two years from the date of issuance of the Series 1 Shares, upon giving notice as hereinafter provided, redeem at any time or from time-to-time all or any part of the then outstanding Series 1 Shares, on payment for each Series 1 Share of US$28.75 together with the amount equal to all dividends, if any, accrued and unpaid thereon, whether or not declared, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the “Early Redemption Price”).

5.2

Partial Redemption. In case only a part of the Series 1 Shares are at any time to be redeemed, the Series 1 Shares so to be redeemed shall be selected by lot or, if the directors of the Corporation so determine, on a pro rata basis, disregarding fractions, according to the number of Series 1 Shares held by each holder thereof. If only a part of the Series 1 Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such Series 1 Shares shall be issued to the holder at the expense of the Corporation.

5.3

Mandatory Redemption. Subject to the provisions of the DGCL, these articles and the provisions of this section 5.3 and of section 7.1 hereof, the Corporation shall, upon giving notice as hereinafter provided, redeem on the Mandatory Redemption Date all of the then outstanding Series 1 Shares, on payment for each Series 1 Share of US$25.00 together with the amount equal to all dividends, if any, accrued and unpaid thereon, whether or not declared, up to and including the date specified for redemption (the whole amount constituting and being hereinafter referred to as the Redemption Price).

5.4

Method of Redemption. In any case of redemption of Series 1 Shares, the Corporation shall, not less than 30 nor more than 60 days before the date specified for redemption, send to each holder of Series 1 Shares to be redeemed notice of the intention of the Corporation to redeem such Series 1 Shares. Such notice shall set out the number of Series 1 Shares held by the holder which are to be redeemed, the Redemption Price or Early Redemption Price, as applicable, the date specified for redemption, and the place at which holders of Series 1 Shares may present and surrender such Series 1 Shares for redemption. On and after the date specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the Series 1 Shares to be redeemed the Redemption Price or Early Redemption Price, as applicable, for each Series 1 Share to be redeemed on presentation and surrender, at the registered office of the Corporation or any other place specified in the notice of redemption, of the certificate or certificates representing the Series 1 Shares called for redemption. Payment in respect of Series 1 Shares being redeemed shall be made by checks payable in lawful money of the United States at par at any branch of the Corporation’s bankers for the time being. The Corporation shall have the right at any time after the giving of notice of redemption to deposit the aggregate Redemption Price or Early Redemption Price, as applicable, of the Series 1 Shares called for redemption or of such of the Series 1 Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any chartered bank or any trust company named in such notice or in a subsequent notice to the holders of the Series 1 Shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective holders of Series 1 Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing such Series 1 Shares. Upon such deposit being made or upon the date specified for redemption, whichever is the later, the Series 1 Shares in respect of which such deposit shall have been made shall be and be deemed to be redeemed and the rights of the holders thereof shall be limited to receiving, without interest, their proportionate part of the amount so deposited upon presentation and surrender of the certificate or certificates representing their Series 1 Shares being redeemed. Any interest on any such deposit shall belong to the Corporation. From and after the date specified for redemption in any notice of redemption, the Series 1 Shares called for redemption shall cease to be entitled to dividends and to participate in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as holders in respect thereof unless payment of the Redemption Price or Early Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this section 5.4, in which case the rights of the holders thereof shall remain unaffected. Redemption monies which are represented by a check which has not been presented to the drawee for payment or which otherwise remain unclaimed (including monies held on deposit in a special account as provided for above) for a period of six years from the date specified for redemption shall be forfeited to the Corporation. Holders of Series 1 Shares receiving a notice of redemption may, if so desired, exercise the Conversion Right in respect of the Series 1 Shares to be redeemed at any time prior to the date fixed for redemption of such Series 1 Shares unless payment of the Redemption Price or Early Redemption Price, as applicable, shall not be made upon presentation and surrender of the certificates in accordance with this section 5.4, in which case the rights of the holders shall remain unaffected.

6.	Purchase for Cancellation.

6.1

Right to Purchase. Subject to the provisions of the DGCL, these articles and to the provisions of section 7.1 hereof, the Corporation may at any time or from time-to-time purchase for cancellation all or any part of the outstanding Series 1 Shares at any price by invitation for tenders addressed to all of the holders of Series 1 Shares then outstanding or in any other manner provided that the price for each Series 1 Share so purchased for cancellation shall not exceed the Redemption Price plus costs of purchase.

6.2

Pro Rata Purchase. If, in response to an invitation for tenders under the provisions of this section 6, more Series 1 Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, then the Series 1 Shares to be purchased by the Corporation shall be purchased to the next lowest whole share as nearly as may be pro rata according to the number of Series 1 Shares tendered by each holder who submits a tender to the Corporation or as otherwise may be required by applicable law, provided that when Series 1 Shares are tendered at different prices, the pro rating shall be effected only with respect to Series 1 Shares tendered at the price at which more Series 1 Shares are tendered than the Corporation is prepared to purchase after the Corporation has purchased all of the Series 1 Shares tendered at lower prices.

7.	Restrictions on Dividends and Retirement and Issue of Shares.

7.1	So long as any of Series 1 Shares are outstanding, the Corporation shall not, without the prior approval of the holders of the Series 1 Shares given as specified in section 10.1 hereof:

(a)

declare, pay or set apart for payment any dividend on the Common Stock or any other shares of the Corporation ranking as to the payment of dividends junior to the Series 1 Shares (other than stock dividends in shares of the Corporation ranking as to dividends junior to the Series 1 Shares);

(b)

redeem, purchase for cancellation or otherwise retire or make any capital distribution on or in respect of the Common Stock or any other shares of the Corporation ranking as to the return of capital junior to the Series 1 Shares (except out of the net cash proceeds of a substantially concurrent issue of shares ranking as to capital junior to the Series 1 Shares); or

(c)	redeem, purchase for cancellation or otherwise retire less than all of the Series 1 Shares; unless:

(i)

all dividends then payable on the Series 1 Shares then outstanding and on all other shares of the Corporation ranking as to the payment of dividends on a parity with the Series 1 Shares shall have been declared and paid or monies set apart for payment; and

(ii)

after giving effect to the payment of such dividend or such redemption, purchase, retirement or capital distribution, the realizable value of the assets of the Corporation would not be less than the sum of the liabilities of the Corporation plus the amount that would be required to give effect to the rights of holders of shares (other than the Series 1 Shares) that have a right to be paid, on redemption or liquidation, rateably with or prior to holders of Series 1 Shares plus the amount required to redeem all of the then outstanding Series 1 Shares, all calculated at the date of such redemption, purchase or capital distribution, as the case may be, in accordance with the then applicable provisions of the DGCL.

8.	Liquidation, Dissolution or Winding Up.

8.1

In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Series 1 Shares shall be entitled to receive from the assets of the Corporation an amount equal to US$25.00 for each Series 1 Share together with the amount equal to all accrued but unpaid dividends thereon, whether declared or not, before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to holders of the Common Stock or any other shares of the Corporation ranking as to the return of capital junior to the Series 1 Shares. After payment to the holders of Series 1 Shares of the amounts so payable to them, such holders shall not be entitled to share in any further payment in respect of the distribution of the assets of the Corporation.

9.	Modification of Series.

9.1

The rights, privileges, restrictions and conditions attached to the Series 1 Shares may be added to, changed, removed or otherwise amended only with the prior approval of the holders of the Series 1 Shares given as specified in section 10.1 hereof, in addition to any vote or authorization required by the DGCL or these provisions.

10.	Approval of Holders of Series 1 Shares.

10.1	The approval of the holders of Series 1 Shares with respect to any matters referred to in these provisions may be given as specified below:

(a)

Approval and Quorum. Except as otherwise provided herein, any approval required to be given by holders of Series 1 Shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by a resolution signed by all of the holders of the then outstanding Series 1 Shares or by a resolution passed by the affirmative vote of at least two thirds of the votes cast by the holders of Series 1 Shares who voted in respect of that resolution at a meeting of the holders of the Series 1 Shares called and held for that purpose in accordance with the by-laws of the Corporation at which the holders of at least one tenth of the then outstanding Series 1 Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairman of the meeting may determine and, subject to the provisions of the DGCL, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting, holders of Series 1 Shares then present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast at such meeting shall constitute the approval of the holders of Series 1 Shares.

(b)

Votes. On every poll taken at any meeting of the holders of Series 1 Shares, each holder of Series 1 Shares shall be entitled to one vote in respect of the greater of (i) each US$1.00 stated capital added to the stated capital account for the Series 1 Shares in respect of the issue of each such share and (ii) each US$1.00 of the liquidation preference or redemption preference (excluding any amount payable in respect of accrued but unpaid dividends) attached to each such share (and if the liquidation preference and redemption preference are not the same at the applicable time, then the greater of the two).

Subject to the foregoing, the formalities to be observed with respect to proxies, the giving of notice and the conduct of any such meeting or any adjourned meeting shall be those from time-to-time prescribed in the DGCL and the by-laws of the Corporation with respect to meetings of shareholders.

11.	Voting Rights.

11.1

The holders of Series 1 Shares shall not be entitled as such (except as hereinbefore or hereinafter specifically provided or as otherwise may be required by the DGCL) to receive notice of or to attend any meeting of shareholders of the Corporation and shall not be entitled to vote at any such meeting.

12.	Deemed Amendment.

12.1

If at any time after the Issue Date there are no Series 1 Shares outstanding, then the authorized capital of the Corporation shall be deemed to be automatically amended to remove the Series 1 Shares as shares which the Corporation is authorized to issue and as a series of the Class A Preferred Stock and the designation “Class A Preferred Stock, Series 1” may be used in respect of any series of Class A Preferred Stock created subsequent to any such amendment.

13.	Withholding Taxes and Transfer Taxes

13.1

Withholding Taxes. Notwithstanding any other provision of these share provisions, the Corporation may deduct and withhold from any payment, distribution, issuance or delivery (whether in cash or other property) to be made pursuant to these share provisions any amounts required or permitted by law to be deducted or withheld from any such payment, distribution, issuance or delivery and shall remit any such amounts to the relevant tax authority as required. If the cash component of any payment, distribution, issuance or delivery to be made pursuant to these share provisions is less than the amount that the Corporation is so required or permitted to deduct or withhold, the Corporation shall be permitted to deduct and withhold from any non-cash payment, distribution, issuance or delivery to be made pursuant to these share provisions any amounts required or permitted by law by to be deducted and withheld from any such payment distribution, issuance or delivery and to dispose of such property in order to remit any amount require to be remitted to any relevant tax authority. Notwithstanding the foregoing, the amount of any payment, distribution, issuance or delivery made to a holder of Series 1 Shares pursuant to these share provisions shall be considered to be the amount of the payment, distribution, issuance or delivery received by such holder plus any amount deducted or withheld pursuant to this section 12. Holders of Series 1 Shares shall be responsible for all withholding taxes under Part XIII of the Income Tax Act (Canada), and any successor or replacement provision of similar effect, in respect of any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions and shall indemnify and hold harmless the Corporation on an after-tax basis for any taxes imposed on any payment, distribution, issuance or delivery made or credited to them pursuant to these share provisions. Notwithstanding anything herein inconsistent with this Section 13, the Corporation is entitled to deduct and withhold from any dividend or other amount payable to any holder of Class A Preferred such amounts as the Corporation is required to deduct and withhold with respect to such payment under any provision of provincial, federal, territorial, state, local or foreign tax law. Any amounts so deducted and withheld will be treated for all purposes hereof as having been paid to the holder of the Class A Preferred in respect of which such deduction and withholding was made.

13.2

Transfer Taxes. For greater certainty, and notwithstanding any other provision of these share provisions, the Corporation shall not be required to pay any tax which may be imposed upon the person or persons to whom Series 1 Shares are issued in connection with the conversion of Series 1 Shares into Common Stock in respect of the issuance of such Common Stock or the certificates therefor, or which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in the name or names other than that of the holder of the Series 1 Shares, or deliver such certificate unless the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.